Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF CYBERSOURCE CORPORATION

The undersigned certify that:

1.	They are the Chairman and Chief Executive Officer and the Secretary of CyberSource Corporation, a Delaware corporation.

2.	Article IV is hereby being amended to provide for a total of 125,000,000 shares of authorized common stock, par value $0.001.

3.	The number of authorized preferred stock remains unchanged.

4.	The foregoing amendment of the Certificate of Incorporation has been duly approved by the board of directors.

5.	The foregoing amendment of the Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Code.

We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: October 29, 2007

/s/ William S. McKiernan
William S. McKiernan,
Chairman and Chief Executive Officer

/s/ Richard Scudellari
Richard Scudellari,
Secretary